 Exhibit 16.1

November 14, 2013
Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of China Electronic Holdings, Inc. (the “Company”) Form 8-K dated October 23, 2013 and Form 8-K/A dated November 14, 2013, and are in agreement with the statements relating only to Kabani & Company, Inc., CPAs, contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

KABANI & Company, inc.
Certified Public Accountants